Exhibit 99.1

Investor Relations Contact:
Isabell Novakov
214-252-4029
inovakov@plainscapital.com

Hilltop Holdings Inc. Announces Financial Results for Third Quarter 2015

DALLAS — (BUSINESS WIRE) November 2, 2015 — Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop”) today announced financial results for the third quarter of 2015. Hilltop produced income to common stockholders of $46.9 million, or $0.47 per diluted share, for the third quarter of 2015, compared to $23.4 million, or $0.26 per diluted share, for the third quarter of 2014. Hilltop’s annualized return on average assets and return on average equity for the third quarter of 2015 were 1.49% and 10.97%, respectively. The return on average assets and return on average equity for the third quarter of 2014 were 1.03% and 6.51%, respectively.

Jeremy Ford, CEO of Hilltop, said, “We are excited to report another successful quarter as each of our operating segments contributed profitably. PlainsCapital Bank achieved an ROAA of 1.64%, driven by a strong net interest margin and improved efficiency ratio. The bank’s net interest margin was bolstered through continued favorable resolution of problem assets from the FNB Transaction. PrimeLending experienced a healthy 24% increase in its mortgage loan origination volume. National Lloyds improved its underwriting profitability with a 75.4% combined ratio.”

Mr. Ford continued, “We are pleased to report FINRA’s recent approval to merge our two broker-dealers, a critical milestone in our drive towards full integration. Additionally, Southwest Securities, Inc. was renamed Hilltop Securities Inc. in preparation of the merger with First Southwest. The executive team and employees of our broker-dealer segment have worked diligently throughout 2015 to build the foundation of a leading regional franchise.”

Third Quarter 2015 Highlights for Hilltop:

•	Hilltop’s total assets were $12.4 billion at September 30, 2015, compared to $12.5 billion at June 30, 2015;
•	Hilltop’s common equity increased by $41.5 million from June 30, 2015 to $1.7 billion at September 30, 2015;
•

Non-covered loans[1] held for investment, net of allowance for loan losses, increased by 0.8% to $5.0 billion, and covered loans[1], net of allowance for loan losses, decreased by 14.7% to $420.5 million from June 30,  2015 to September 30,  2015;

•	Loans held for sale were stable at $1.4 billion at September 30, 2015;
•	Total deposits increased by $24.3 million from June 30, 2015 to $6.8 billion at September 30, 2015;
•	Hilltop was well-capitalized with a Tier 1 Leverage Ratio[2] of 12.01% and Total Capital Ratio of 19.29% at September 30, 2015; and
•	Hilltop continues to retain approximately $41.1 million of freely usable cash, as well as excess capital at its subsidiaries, at September 30, 2015.

1 “Covered loans” refers to loans acquired in the FNB Transaction that are subject to loss-share agreements with the FDIC, while all other loans are referred to as “non-covered loans.”

2 Based on the end of period Tier 1 capital divided by total average assets during the third quarter of 2015, excluding goodwill and intangible assets.

For the third quarter of 2015, consolidated taxable equivalent net interest income was $116.0 million compared with $86.3 million in the third quarter of 2014, a 34.3%  increase.  The consolidated taxable equivalent net interest margin was 4.20%  for the third quarter of 2015, an 18 basis point decrease from 4.38% in the third quarter of 2014. During the third quarter of 2015,  the consolidated taxable equivalent net interest margin was 137 basis points greater due to the impact of purchase accounting, which was primarily related to accretion of discount on loans of $2.2 million, $25.7 million and $8.1 million associated with the PlainsCapital Merger, FNB Transaction, and SWS Merger, respectively, and PlainsCapital Merger-related amortization of premium on acquired securities of $0.7 million. During the third quarter of 2014,  the consolidated taxable equivalent net interest margin was 87 basis points greater due to the impact of purchase accounting, which was primarily related to accretion of discount on loans of $4.6 million and $11.0 million associated with PlainsCapital Merger and FNB Transaction, respectively, PlainsCapital Merger-related amortization of premium on acquired securities of $0.9 million, and FNB Transaction-related amortization of premium on acquired time deposits of $0.9 million. Moreover, the consolidated taxable equivalent net interest margin was 99 basis points lower due to the impact of securities financing operations within our broker-dealer segment during the three months ended September 30, 2015. During the third quarter of 2015, the banking segment’s taxable equivalent net interest margin of 5.79% was 210 basis points greater due to the impact of purchase accounting.

For the third quarter of 2015, noninterest income was $296.5 million compared to $212.1 million in the third quarter of 2014, a 39.8% increase. Net gains from sale of loans, other mortgage production income and mortgage loan origination fees increased $33.7 million from the third quarter of 2014 to $160.0 million in the third quarter of 2015. Total mortgage loan origination volume increased 23.5% to $3.6 billion during the three months ended September 30, 2015 compared to $2.9 billion during the three months ended September 30, 2014. Home purchases volume represented 80.9% of total mortgage loan origination volume during the third quarter of 2015. Net insurance premiums earned remained flat at $41.2 million in the third quarter of 2015 compared to $41.8 million in the third quarter of 2014. Advisory fees and commissions from our broker-dealer segment increased $42.7 million to $66.7 million in the third quarter of 2015 compared to the third quarter of 2014, primarily due to the operations acquired in the SWS Merger as well as increased volumes in our non-profit housing program (U.S. Agency to-be-announced, or TBA, business) and higher revenues from advising public finance clients.

For the third quarter of 2015, noninterest expense was $333.5 million compared to $254.7 million in the third quarter of 2014, a 30.9%  increase.  Employees’ compensation and benefits increased $74.1 million, or 58.6%, to $200.6  million in the third quarter of 2015,  primarily due to operations acquired in the SWS Merger as well as increased variable compensation tied to the mortgage origination and broker-dealer segments. Loss and loss adjustment expenses decreased to $17.3 million in the third quarter of 2015 from $22.6 million in the third quarter of 2014, while policy acquisition and other underwriting expenses increased to $11.8  million during the third quarter of 2015 compared to $11.6 million in the same quarter a year ago.  Occupancy and equipment expense increased by $4.0 million from the third quarter of 2014 to $29.3 million in the third quarter of 2015.  Amortization of identifiable intangibles from purchase accounting was $2.7  million for the third quarter of 2015. In connection with the SWS Merger, during the nine months ended September 30, 2015, we incurred $17.2 million in pre-tax transaction and integration costs, consisting of $10.3 million in the broker-dealer segment, $3.0  million in the banking segment and $3.9 million within corporate.

For the third quarter of 2015, the provision for loan losses was $5.6 million, compared to $4.0 million for the third quarter of 2014.  During the third quarter of 2015, the provision was comprised of charges relating to newly originated loans and acquired loans without credit impairment at acquisition of  $5.1 million and purchased credit impaired loans of $0.5 million.  Net charge-offs on non-covered loans for the third quarter of 2015 were $1.8 million, and the allowance for non-covered loan losses was $43.0 million, or 0.86%  of total non-covered loans at September 30,  2015. Non-covered, non-performing assets at September 30,  2015 were $30.0 million, or 0.24% of total assets.

Stock Repurchase Program

During the second quarter of 2015, our Board of Directors approved a stock repurchase program under which it authorized us to repurchase, in the aggregate, up to $30.0 million of our outstanding common stock. Under the stock repurchase program authorized, we were allowed to repurchase shares in the open-market or through privately negotiated transactions as permitted under Rule 10b-18 promulgated under the Securities Exchange Act of 1934. As of September 30, 2015, we had repurchased an aggregate of $30.0 million of our outstanding common stock, and do not intend to make any future purchases of our common stock under this program. The extent to which we repurchased our shares and the timing of such repurchases depended upon market conditions and other corporate considerations, as determined by Hilltop’s management team. The purchases were funded from available cash balances. During the three and nine months ended September 30, 2015, we paid $13.0 million and $30.0 million, respectively, to repurchase and retire an aggregate of 1,390,977 shares of common stock at an average price of $21.56 per share. These retired shares were returned to our pool of authorized but unissued shares of common stock.

Condensed Financial and Other Information

Condensed Balance Sheets	September 30,	June 30,	March 31,	December 31,	September 30,
($000s)	2015	2015	2015	2014	2014
Cash and due from banks	526,692	583,043	694,108	782,473	635,933
Securities	1,323,866	1,341,852	1,363,157	1,109,461	1,332,342
Loans held for sale	1,354,107	1,397,617	1,215,308	1,309,693	1,272,813
Non-covered loans, net of unearned income	4,999,529	4,956,969	4,834,687	3,920,476	3,768,843
Allowance for non-covered loan losses	(42,989)	(40,484)	(39,365)	(37,041)	(39,027)
Non-covered loans, net	4,956,540	4,916,485	4,795,322	3,883,435	3,729,816
Covered loans, net of allowance for loan losses	420,547	493,299	550,626	638,029	747,514
Broker-dealer and clearing organization receivables	2,111,864	2,070,770	2,222,517	167,884	223,679
Covered other real estate owned	106,024	125,510	137,703	136,945	126,798
FDIC indemnification asset	92,902	102,381	107,567	130,437	149,788
Premises and equipment, net	204,273	206,411	215,684	206,991	205,734
Other assets	1,292,641	1,242,142	1,261,055	877,068	755,985
Total assets	12,389,456	12,479,510	12,563,047	9,242,416	9,180,402

Deposits	6,820,749	6,796,437	7,129,277	6,369,892	6,236,282
Broker-dealer and clearing organization payables	2,045,604	2,048,176	1,951,040	179,042	243,835
Short-term borrowings	910,490	1,100,025	999,476	762,696	845,984
Notes payable	243,556	245,420	108,682	56,684	55,684
Other liabilities	652,229	614,188	593,780	412,863	374,873
Total liabilities	10,672,628	10,804,246	10,782,255	7,781,177	7,756,658
Total Hilltop stockholders' equity	1,715,690	1,674,145	1,779,916	1,460,452	1,422,975
Noncontrolling interest	1,138	1,119	876	787	769
Total liabilities & stockholders' equity	12,389,456	12,479,510	12,563,047	9,242,416	9,180,402

	Three Months Ended
Condensed Income Statements	September 30,	June 30,	March 31,	December 31,	September 30,
($000s)	2015	2015	2015	2014	2014
Interest income	130,545	115,662	107,669	99,316	93,217
Interest expense	15,334	14,995	14,277	7,802	7,457
Net interest income	115,211	100,667	93,392	91,514	85,760
Provision for loan losses	5,593	158	2,687	4,125	4,033
Net interest income after provision for loan losses	109,618	100,509	90,705	87,389	81,727
Noninterest income	296,469	301,400	352,845	213,795	212,135
Noninterest expense	333,502	353,317	314,476	246,768	254,744
Income before income taxes	72,585	48,592	129,074	54,416	39,118
Income tax expense	25,338	18,137	15,420	20,950	14,010
Net income	47,247	30,455	113,654	33,466	25,108
Less: Net income attributable to noncontrolling interest	353	405	353	325	296
Income attributable to Hilltop	46,894	30,050	113,301	33,141	24,812
Dividends on preferred stock	—	428	1,426	1,425	1,426
Income applicable to Hilltop common stockholders	46,894	29,622	111,875	31,716	23,386

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
Selected Financial Data	2015	2015	2015	2014	2014
Return on average stockholders' equity	10.97%	7.12%	26.76%	8.55%	6.51%
Return on average assets	1.49%	0.97%	3.64%	1.42%	1.03%
Net interest margin (taxable equivalent)	4.20%	3.75%	3.53%	4.72%	4.38%
Earnings per common share ($):
Basic	0.47	0.30	1.12	0.35	0.26
Diluted	0.47	0.30	1.11	0.35	0.26
Weighted average shares outstanding (000's):
Basic	98,676	99,486	99,741	89,713	89,711
Diluted	99,556	100,410	100,627	90,560	90,558
Book value per share ($)	17.35	16.82	16.61	14.93	14.51
Shares outstanding (000's)	98,893	99,515	100,286	90,182	90,180

	September 30,	June 30,	March 31,	December 31,	September 30,
Capital Ratios	2015	2015	2015	2014	2014
Tier 1 capital (to average quarterly assets):
Bank	12.77%	12.17%	11.34%	10.31%	9.95%
Hilltop	12.01%	11.87%	12.68%	14.17%	13.63%
Common Equity Tier 1 capital (to risk-weighted assets):
Bank	17.36%	16.46%	16.46%	NA	NA
Hilltop	18.36%	18.02%	18.05%	NA	NA
Tier 1 capital (to risk-weighted assets):
Bank	17.36%	16.46%	16.46%	13.74%	13.48%
Hilltop	18.89%	18.74%	20.26%	19.02%	18.57%
Total capital (to risk-weighted assets):
Bank	18.13%	17.17%	17.19%	14.45%	14.21%
Hilltop	19.29%	19.29%	20.82%	19.69%	19.28%

Segment Results ($000s)			Mortgage			All Other and	Hilltop
Three Months Ended September 30, 2015	Banking	Broker-Dealer	Origination	Insurance	Corporate	Eliminations	Consolidated
Net interest income (expense)	$105,758	$8,301	$(2,538)	$838	$(1,799)	$4,651	$115,211
Provision for loan losses	5,615	(22)	—	—	—	—	5,593
Noninterest income	13,935	83,817	159,794	43,534	—	(4,611)	296,469
Noninterest expense	60,518	90,683	145,113	32,366	6,028	(1,206)	333,502
Income (loss) before income taxes	$53,560	$1,457	$12,143	$12,006	$(7,827)	$1,246	$72,585

	Three Months Ended September 30,
	2015			2014
	Average	Interest	Annualized	Average	Interest	Annualized
	Outstanding	Earned or	Yield or	Outstanding	Earned or	Yield or
	Balance	Paid	Rate	Balance	Paid	Rate
Assets
Interest-earning assets
Loans, gross (1)	$6,636,328	$111,315	6.64%	$5,641,750	$80,719	5.65%
Investment securities - taxable	1,110,813	6,243	2.24%	1,161,583	7,688	2.63%
Investment securities - non-taxable (2)	253,170	2,439	3.85%	185,394	1,731	3.74%
Federal funds sold and securities purchased under agreements to resell	122,826	20	0.07%	14,459	10	0.29%
Interest-bearing deposits in other financial institutions	442,689	237	0.21%	566,195	303	0.21%
Other	2,381,905	11,047	1.82%	258,325	3,347	5.13%
Interest-earning assets, gross	10,947,731	131,301	4.74%	7,827,706	93,798	4.74%
Allowance for loan losses	(43,446)			(40,934)
Interest-earning assets, net	10,904,285			7,786,772
Noninterest-earning assets	1,706,720			1,290,543
Total assets	$12,611,005			$9,077,315

Liabilities and Stockholders' Equity
Interest-bearing liabilities
Interest-bearing deposits	$4,709,244	$3,719	0.31%	$4,265,012	$4,117	0.38%
Notes payable and other borrowings	3,385,804	11,615	1.36%	1,168,461	3,340	1.12%
Total interest-bearing liabilities	8,095,048	15,334	0.75%	5,433,473	7,457	0.54%
Noninterest-bearing liabilities
Noninterest-bearing deposits	2,177,319			1,891,576
Other liabilities	641,456			338,825
Total liabilities	10,913,823			7,663,874
Stockholders’ equity	1,696,396			1,412,913
Noncontrolling interest	786			528
Total liabilities and stockholders' equity	$12,611,005			$9,077,315

Net interest income (2)		$115,967			$86,341
Net interest spread (2)			3.99%			4.20%
Net interest margin (2)			4.20%			4.38%

(1) Average balance includes non-accrual loans.

(2) Annualized taxable equivalent adjustments are based on a 35% tax rate. The adjustment to interest income was $0.8 million and $0.6  million for the three months ended September 30,  2015 and 2014, respectively.

Conference Call Information

Hilltop will host a live webcast and conference call at 8:00 AM Central (9:00 AM Eastern), Tuesday, November 3, 2015. Hilltop President and CEO Jeremy B. Ford and other key management members will discuss results for the third quarter of 2015. Interested parties can access the conference call by dialing 1-877-508-9457 (domestic) or 1-412-317-0789 (international). The conference call also will be webcast simultaneously on Hilltop’s Investor Relations website (http://ir.hilltop-holdings.com).

About Hilltop

Hilltop Holdings is a Dallas-based financial holding company. Through its wholly owned subsidiary, PlainsCapital Corporation, a regional commercial banking franchise, it has two operating subsidiaries: PlainsCapital Bank and PrimeLending. Under Hilltop Securities Holdings LLC, First Southwest, Hilltop Securities Inc. (formerly Southwest Securities) and Hilltop Securities Independent Network Inc. (formerly SWS Financial Services) provide a full complement of securities brokerage, institutional and investment banking services in addition to clearing services and retail financial advisory. Through Hilltop Holdings’ other wholly owned subsidiary, National Lloyds Corporation, it provides property and casualty insurance through two insurance companies, National Lloyds Insurance Company and

American Summit Insurance Company. At September 30, 2015, Hilltop employed approximately 5,400 people and operated approximately 425 locations in 44 states. Hilltop Holdings' common stock is listed on the New York Stock Exchange under the symbol "HTH." Find more information at Hilltop-Holdings.com, PlainsCapital.com, Firstsw.com and Hilltopsecurities.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, we do not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements concerning such things as our business strategy, our financial condition, our litigation, our efforts to make strategic acquisitions, our recent acquisition of SWS Group, Inc. (“SWS”) and integration thereof, our revenue, our liquidity and sources of funding, market trends, operations and business, expectations concerning mortgage loan origination volume, expected losses on covered loans and related reimbursements from the Federal Deposit Insurance Corporation (“FDIC”), projected losses on mortgage loans originated, anticipated changes in our revenues or earnings, the effects of government regulation applicable to our operations, the appropriateness of our allowance for loan losses and provision for loan losses, the collectability of loans, our other plans, objectives, strategies, expectations and intentions and other statements that are not statements of historical fact, and may be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “probable,” “projects,” “seeks,” “should,” “view,” or “would” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) risks associated with merger and acquisition integration, including the diversion of management time on acquisition-related issues and our ability to promptly and effectively integrate our businesses with those of SWS and achieve the synergies and value creation contemplated by the acquisition; (ii) our ability to estimate loan losses; (iii) changes in the default rate of our loans; (iv) risks associated with concentration in real estate related loans; (v) our ability to obtain reimbursements for losses on acquired loans under loss-share agreements with the FDIC; (vi) changes in general economic, market and business conditions in areas or markets where we compete; (vii) severe catastrophic events in Texas and other areas of the southern United States; (viii) changes in the interest rate environment; (ix) cost and availability of capital; (x) changes in state and federal laws, regulations or policies affecting one or more of the our business segments, including changes in regulatory fees, deposit insurance premiums, capital requirements and the Dodd-Frank Wall Street Reform and Consumer Protection Act; (xi) our ability to use net operating loss carry forwards to reduce future tax payments; (xii) approval of new, or changes in, accounting policies and practices; (xiii) changes in key management; (xiv) competition in our banking, broker-dealer, mortgage origination, and insurance segments from other banks and financial institutions, as well as investment banking and financial advisory firms, mortgage bankers, asset-based non-bank lenders, government agencies and insurance companies; (xv) failure of our insurance segment reinsurers to pay obligations under reinsurance contracts; and (xvi) our ability to use excess cash in an effective manner, including the execution of successful acquisitions. For further discussion of such factors, see the risk factors described in the Hilltop Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2015, and other reports filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement.

Source: Hilltop Holdings Inc.